Form PW Attachment
          Rule # 10f-3
          The Goldman Sachs Group, Inc.

Shares:                  69,000,000
Public Offering Price:        $53.00
Market Value:            $3,657,000,000

Fund Name                     Trade  Amount    Total     Percent   Percent of
                              Date   of        Value     of Fund   Offering
                                     Shares   of Shares

S&S Program Mutual Fund       5/4/99 133,300 $7,064,900    .001480%      .002%
GE US Equity Fund             5/4/99  19,301  1,022,953    .001428%   .000280%
GE Institutional Equity Fund  5/4/99   4,693    248,729    .001469%   .000068%
GE Investments US Equity Fund 5/4/99   1,041     55,173    .001430%   .000015%
WRL US Equity Equity Fund     5/4/99   3,857    204,421    .001383%   .000056%

Totals                                       $8,596,176               .002419%


All trades were in compliance with Rule #10f-3

17) Underwriting commission or spread:  $1.35

18) Is the commission or spread reasonable or fair compared to commission or spread in underwriting of similar securities during a comparable time period? Yes

19) Affirm that the order was placed with unaffiliated underwriter(s) (including name of such unaffiliated underwriter(s):
  Yes, the order placed with unaffiliated underwriter(s) as described in item #16

   20) Affirm that purchase was not part of a group sale and not otherwise allocated or allotted to the account of Paine Webber
    (or other affiliate): Yes, the purchase was not of a group sale and not otherwise allocated to the account of Paine Webber.